UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2018

ZAGG INC

(Exact name of registrant as specified in charter)

Delaware	001-34528	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

910 West Legacy Center Way, Suite 500 Midvale, Utah 84047
(Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 263-0699

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangement of Certain Officers.
Appointment of Chief Operating Officer
On August 13, 2018, Jim Kearns was appointed by the board of directors (the "Board") of ZAGG Inc (the "Company") to serve as the Company's new Chief Operating Officer ("COO"), effective September 1, 2018.
Mr. Kearns, 57, has more than 30 years of experience in business transformation, customer loyalty and operational management. Prior to joining the Company, Mr. Kearns served as vice president of order manage and care globally for Hewlett-Packard ("HP"), where he lead a team responsible for processing and end-to-end management of all HP enterprise orders, and pre- and post-sales support. During his years at HP from August 2013 to August 2018, Mr. Kearns proved himself as a strong leader across three business groups and established a proven track record of results.
Mr. Kearns has no family relationships with any of the Company’s directors or any executive officer.
Mr. Kearns has had no transactions with a related person during the last fiscal year nor during the interim period hereof required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with his appointment as COO, Mr. Kearns entered into an employment agreement with the Company's     wholly-owned subsidiary, ZAGG International Distribution Limited ("ZAGG International"), effective August 13, 2018 (the "Agreement"), specifying certain terms of his employment, including his functions as the COO of the Company. Pursuant to the Agreement, Mr. Kearns will earn an annual base salary of $400,000 and will be eligible to receive a cash bonus of up to $160,000 based on the achievement of certain functional team goals, cost reduction targets, and strategic initiatives. For 2019 and each year thereafter, the Compensation Committee of the Board will determine the amount of the potential cash bonus Mr. Kearns will be eligible to receive. In addition, Mr. Kearns will also be paid a one time sign-on bonus of $100,000.
Mr. Kearns will also be granted a restricted stock unit award from the Company equal to the share equivalent of $225,000 on the date of grant (pro-rated for 2018 service); this award is earned based on the achievement of net sales and Adjusted EBITDA targets established by the Compensation Committee for fiscal 2018 and will vest one-third on each of the first, second, and third anniversaries of the date earned. For 2019 and each year thereafter, the Compensation Committee will determine the amount of the target annual incentive restricted stock unit award Mr. Kearns will be eligible to receive.
Mr. Kearns also entered into a Confidentiality, Non-Competition and Inventions Agreement effective August 13, 2018, in which he agreed, among other things, not to compete with ZAGG International and its affiliates anywhere in the world in which such entities do business during the term of his employment and for twelve months thereafter.
Concurrent with the execution of the Agreement, Mr. Kearns and ZAGG International entered into a Change of Control Agreement, which provides, among other things, that if Mr. Kearns’s employment with ZAGG International is terminated for good reason (as defined in the Change of Control Agreement) or by ZAGG International without cause (other than on account of death or disability), in each case within 12 months following a change of control (as defined in the Change of Control Agreement), and subject to the execution of a general release in a form satisfactory to ZAGG International, (a) Mr. Kearns will be entitled to receive severance pay equal to seventy-five percent (75%) of the annual base salary plus the annual targeted cash bonus in effect for the year of the termination, less applicable withholding (the “Severance Pay”), payable in eighteen (18) equal bi-weekly installments, and (b) the vesting and exercisability of each equity award granted to Mr. Kearns (or of any property received by Mr. Kearns in exchange for such equity awards in a change of control) will automatically accelerate in full to the extent set forth in the applicable equity award agreement between Mr. Kearns and ZAGG International.
The foregoing summary of the terms and conditions of the Agreement and the Change of Control Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement and theChange of Control Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 8.01	Other Events.
Press release regarding change in Directors and Officers
On August 13, 2018, the Company issued a press release relating to the above-listed changes in its officers. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.
The following are filed as Exhibits to this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Jim Kearns Employment Agreement dated August 13, 2018

10.2	Jim Kearns Change of Control Agreement dated August 13, 2018

99.1	Jim Kearns Press Release dated August 13, 2018
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ZAGG Inc
By: /S/ BRADLEY J. HOLIDAY
Bradley J. Holiday
Chief Financial Officer
Date: August 15, 2018